UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 9, 2010
Alleghany Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square Tower, 17th Floor, New York, New York	10036
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
          On September 9, 2010, Alleghany Corporation (the “Company”) entered into (i) a three-year credit agreement (the “Credit Agreement”) with the Lenders party thereto and U.S. Bank National Association, as administrative agent for the Lenders, and (ii) a security agreement (the “Security Agreement”) with U.S. Bank, National Association, as collateral agent. The Credit Agreement provides for a two tranche revolving credit facility in an aggregate principal amount of up to $100 million, consisting of (x) a secured credit facility (Tranche A), subject to a borrowing base as set forth therein, in an aggregate principal amount of up to $50 million and (y) an unsecured credit facility (Tranche B) in an aggregate principal amount of up to $50 million. The Commitments under the Credit Agreement are scheduled to terminate on September 9, 2013, unless earlier terminated. Borrowings under the Credit Agreement will be available for working capital and general corporate purposes. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Credit Agreement.
          ABR Borrowings (which are borrowings bearing interest at a rate determined by reference to the Alternate Base Rate) under the Credit Agreement will bear interest at (x) the greatest of (a) the administrative agent’s Prime Rate, (b) the Federal Funds Effective Rate plus 0.5 percent or (c) the Adjusted LIBO Rate for a one month Interest Period on such day plus 1 percent, plus (y) the Applicable Margin. Eurodollar Borrowings under the Credit Agreement will bear interest at the Adjusted LIBO Rate for the Interest Period in effect plus the Applicable Margin. The Credit Agreement requires that all loans be repaid in full no later than the Maturity Date, or September 9, 2013. The Credit Agreement provides for the Company to pay a Commitment Fee each quarter in a range of between 20 and 50 basis points per annum, with respect to both Tranche A and Tranche B, in each case based upon the Company’s Moody’s Rating and S&P Rating, on the daily unused amount of the commitments of the relevant Tranche.
          The Credit Agreement contains representations, warranties and covenants customary for bank loan facilities of this nature. In this regard, the Credit Agreement requires the Company to, among other things, (x) maintain Consolidated Net Worth of not less than the sum of (i) $2,035,568,250 plus (ii) 50% of the cumulative Consolidated Net Income earned in each fiscal quarter thereafter (if positive) commencing on September 30, 2010 and (y) maintain a ratio of Consolidated Total Indebtedness to Consolidated Capital as of the end of each fiscal quarter of not greater than 0.25 to 1.0. Additionally, the Credit Agreement contains various negative covenants with which the Company must comply, including, but not limited to, limitations respecting: the creation of liens on any property or asset; the incurrence of indebtedness; mergers, consolidations, liquidations and dissolutions; change of business; sales of assets; transactions with affiliates; and other provisions customary in similar types of agreements.
          In addition, at any time when a Default has occurred and is continuing or would result therefrom, the Credit Agreement proscribes the Company’s ability to declare or pay, or permit any of its Material Subsidiaries to declare or pay, any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or acquisition of, any stock of the Company or any of its Material Subsidiaries.

          Under the Credit Agreement, an Event of Default is defined as (a) a failure to pay any principal or interest on any of the Loans or any fee or any other amount payable under the Credit Agreement or any other Loan Document within designated time periods; (b) a representation or warranty made in the Credit Agreement or any other Loan Document proves to have been incorrect in any material respect when made or deemed made; (c) a failure to observe or perform certain specified covenants, conditions or agreements; (d) a failure to observe or perform any other conditions, covenants or agreements in the Credit Agreement or any other Loan Document within 30 days after knowledge or written notice of such failure; (e) a failure by the Company or any Subsidiary to pay any Indebtedness (other than the Loans) or any obligation in respect of Hedging Agreements of the Company or any Subsidiary in an aggregate amount exceeding $25 million (“Material Indebtedness”) when due or payable, or any event or condition occurs that results in the acceleration of the maturity of Material Indebtedness or which enables or permits the holder of such Material Indebtedness to cause the acceleration of such indebtedness (except for secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness); (f) the occurrence of certain involuntary or voluntary bankruptcy, insolvency or reorganization events of the Company or any of its Material Subsidiaries; (g) the rendering of certain money judgments against the Company or any Subsidiary of the Company in an aggregate amount in excess of $25 million; (h) a failure by the Company or any ERISA Affiliate to pay any material amounts to the Pension Benefit Guaranty Corporation or to an employee pension benefit plan or the institution of an enforcement proceeding under ERISA or the occurrence of an ERISA Event which would reasonably be expected to have a Material Adverse Effect or the occurrence of certain material events under ERISA covered plans; (i) the failure of any Lien created by any of the Security Documents to constitute an enforceable first priority perfected Lien on all of the Collateral encumbered thereby; or (j) the occurrence of a Change of Control of the Company.
          If an Event of Default occurs, then, to the extent permitted in the Credit Agreement, the Lenders may direct the Administrative Agent to, or the Administrative Agent may, with the consent of Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans, as applicable, terminate the Commitments, accelerate the repayment of any outstanding loans and exercise all rights and remedies available to such Lenders under the Credit Agreement, the Security Documents and applicable law, including, without limitation, exercising rights and remedies with respect to the Collateral for the benefit of the Tranche A Lenders. In the case of an Event of Default that exists due to the occurrence of certain involuntary or voluntary bankruptcy, insolvency or reorganization events of the Company, the Commitments will automatically terminate and the repayment of any outstanding loans shall be automatically accelerated.
          The Security Agreement secures all of the Company’s obligations relating to the Tranche A Loans under the Credit Agreement, and grants to the Collateral Agent a continuing first priority lien on and security interest in, and, as a part of such grant, pledge, assignment, transfer and delivery, assigns to the Collateral Agent (for the ratable benefit of the Lenders) a collateral security (whether now owned or at any time hereafter acquired or now existing or hereafter existing or created), all of its right, title and interest in and to: (a) all cash, securities, shares of stock, investment property, financial assets, equity interests, instruments, and general intangibles which are from time to time held in or credited to that certain account (the “Account”) maintained with U.S. Bank National Association, which is a securities intermediary of the Company, (b) the Account itself, and (c) all rights to which the Company now or hereafter becomes entitled by reason of its interest in any of the previously described collateral, and all security entitlements related to the Account and the financial assets credited to the Account, and the additions to, accessions to, substitutions of, products or proceeds of any or all of the foregoing.

          The foregoing description of the Credit Agreement and the Security Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement or the Security Agreement or the transactions contemplated thereby. The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1(a), and the Security Agreement, a copy of which is attached hereto as Exhibit 10.2, which agreements are incorporated herein by reference. Certain of the Lenders and their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services to the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant
     The information included under Item 1.01 hereof is incorporated by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.1(a)	Credit Agreement, dated as of September 9, 2010, among the Company, the lenders which are signatories thereto and U.S. Bank National Association as administrative agent for the lenders

10.1(b)	List of Contents of Exhibits and Schedules to the Credit Agreement. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request

10.2	Security Agreement, dated as of September 9, 2010, by and among the Company and U.S. Bank National Association, as collateral agent

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION
Date: September 14, 2010	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
10.1(a)	Credit Agreement, dated as of September 9, 2010, among the Company, the lenders which are signatories thereto and U.S. Bank National Association as administrative agent for the lenders.

10.1(b)	List of Contents of Exhibits and Schedules to the Credit Agreement. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

10.2	Security Agreement, dated as of September 9, 2010, by and among the Company and U.S. Bank National Association, as collateral agent.